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                                                                      Exhibit 11

                  DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
           (Shares and dollars in thousands except per share amounts)

                                                For the Nine Months Ended
                                                         July 31
                                                --------------------------
                                                   1996          1995
                                                   ----          ----
1.  Net income ...............................   $643,351      $555,508
2.  Adjustment - Interest expense, after tax
      benefit, applicable to convertible
      debentures outstanding..................         15            16
                                                 --------      --------
3.  Net income applicable to common stock -
      before interest applicable to
      convertible debentures..................   $643,366      $555,524
                                                 --------      --------
                                                 --------      --------
PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted average number of common
        shares outstanding....................    261,341       260,097
                                                 --------      --------
                                                 --------      --------
5.    Incremental shares:
        Dilutive common stock options.........      2,344         2,451
        Dilutive stock appreciation rights....         47            57
                                                 --------      --------
          Total incremental shares............      2,391         2,508
                                                 --------      --------
                                                 --------      --------
6.  Primary net income per common share
      (1 divided by 4)........................   $   2.46*     $   2.14*
                                                 --------      --------
                                                 --------      --------
FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted average number of common
        shares outstanding....................    261,341       260,097
8.    Incremental shares:
        Dilutive common stock options.........      2,344         2,625
        Dilutive stock appreciation rights....         48            65

9.    Common equivalent shares from assumed
        conversion of convertible debentures:
          5-1/2% debentures due 2001..........         51            55
                                                 --------      --------
10.       Total...............................    263,784       262,842
                                                 --------      --------
                                                 --------      --------
11. Fully diluted net income per common
      share (3 divided by 10).................   $   2.46*     $   2.14*
                                                 --------      --------
                                                 --------      --------
- ------------
* Net income per common share outstanding was used in the designated calculations since the dilutive effects of common stock options, stock appreciation rights and assumed conversion of convertible debentures were immaterial.


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